EXHIBIT 99.1

News Release

Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell 410 470-7433
Investor Contact:	Tonya Cultice 410 783-3383

Constellation Energy Partners to Acquire Coalbed Methane Properties for $115 Million;

Acquisition Will Expand Operations into Kansas and Oklahoma

BALTIMORE, March 8, 2007—Constellation Energy Partners LLC (NYSE: CEP) today announced that it has signed a definitive purchase agreement to acquire certain coalbed methane properties from EnergyQuest Resources LP, a Quantum Energy Partners portfolio company, for an aggregate purchase price of $115 million, subject to purchase price adjustments. The properties, a portion of which are operated by Bullseye Operating LLC, are located in the Cherokee Basin in Kansas and Oklahoma. The acquisition is subject to customary closing conditions and is expected to close in mid-April.

Felix Dawson, chief executive officer of Constellation Energy Partners, said, “The Cherokee Basin properties are an excellent fit with our existing asset portfolio and allow us to extend our focus and geographic footprint in coalbed methane. These assets are also consistent with our target acquisition profile of long-lived, stable producing properties with low-risk drilling opportunities. We expect the acquisition to be immediately accretive to distributable cash, demonstrating our ability to execute against our commitment to increase distributions over time. The support of our sponsor, Constellation Energy, was instrumental in making this acquisition. We believe that our relationship with Constellation Energy will continue to help us achieve our growth objectives.”

Operational highlights:

•	Estimated proved reserves 49 Bcf

•	Reserve life index of 17 years

•	Current net production of approximately 7,900 Mcfe per day

•	Over 550 producing wells with an average 75 percent operated production

•	Over 800 low-risk, low-cost drilling and recompletion opportunities on approximately 96,000 gross acres

•	Over 500 miles of pipeline gathering systems

Financial highlights:

•

Expected to be immediately accretive to distributable cash flow per unit. Management will evaluate the impact of the acquisition on current distribution levels as it integrates the assets. All changes in distributions are subject to approval by the company’s Board of Managers.

•	Incremental Adjusted EBITDA projections

o	Year 1 estimated – $14 to $16 million

o	Year 2 estimated – $20 to $25 million

•	Estimated annual maintenance capital of $1.5 to $3.0 million

•	Cash flow stability expected to be achieved by significant hedging through 2010

Constellation Energy Partners has entered into a unit purchase agreement to sell in a private placement 2,207,684 common units at a price of $26.12 per unit and 90,376 newly-created Class E units at a price of $25.84 per unit to third party investors, for aggregate cash proceeds of $60 million. The Class E units will convert into common units upon obtaining common unit holder approval. The company has undertaken to obtain this approval within 90 days after closing. Constellation Energy Partners Holdings LLC, the owner of a majority of the outstanding common units, will agree to vote its common units in favor of the conversion. The company also has agreed to file a registration statement with the SEC registering for resale the common units and common units issuable upon conversion of the

Class E units within 75 days after the closing. The proceeds from this equity private placement, together with funds available under the company’s revolving credit facility, will fully fund the purchase price of the acquisition from EnergyQuest Resources LP. The company anticipates that the private placement will close simultaneously with the acquisition of the assets. The private placement investor group was led by GPS Partners LLC and included Lehman Brothers MLP Partners LP and ZLP Fund LP.

Simmons & Company International and Griffis & Associates LLC acted as financial advisors to EnergyQuest Resources LP in the acquisition.

Constellation Energy Partners was formed – and is currently 54 percent owned – by Constellation Energy (NYSE: CEG), an energy company with a $13 billion market capitalization.

Constellation Energy Partners LLC, (www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; realized (gain) loss on cancelled natural gas derivatives, and; unrealized (gain) loss on natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. We are unable to reconcile our incremental Adjusted EBITDA projections to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives or equity investments or asset impairments, due to the difficulty of doing so.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our Securities and Exchange Commission filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.